Form S-8	Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Richardson Electronics, Ltd.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employees’ 1999 Stock Purchase Plan of Richardson Electronics, Ltd. of our report dated July 2, 2003, except as to Note B as to which the date is January 22, 2004, with respect to the consolidated balance sheet as of May 31, 2003 and the consolidated statements of income, stockholders’ equity and cash flows for the years ended May 31, 2003 and June 1, 2002 of Richardson Electronics, Ltd. included in its Annual Report (Form 10-K) for the year ended May 29, 2004, filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

Chicago, Illinois

October 28, 2004